As filed with the Securities and Exchange Commission on December 22, 1998
                                                      Registration No. 333-66035
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                ----------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                                ----------------

                                Sequa Corporation
             (Exact name of registrant as specified in its charter)

           Delaware                                          13-1885030
  (State or other jurisdiction                            (I.R.S. Employer
  of incorporation or organization)                      Identification No.)

                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 986-5500
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------

                               Norman E. Alexander
                Chairman of the Board and Chief Executive Officer
                                Sequa Corporation
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 986-5500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ----------------

                                    Copy to:

                              W. Leslie Duffy, Esq.
                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000

                                ----------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Sequa Corporation

                                  $500,000,000

                                 Debt Securities

                             ----------------------

         At various times we may offer debt securities in one or more series worth up to $500,000,000 aggregate principal amount. We will provide the specific terms of each series in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                             ----------------------

This investment involves risks. See the Risk Factors section beginning on page
2.

                             ----------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------


This prospectus is dated     , 1998.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by us with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference as of their respective dates of filing and shall be deemed to be a part hereof:

         1. Our Annual Report on Form 10-K (File No. 1-804) for the year ended December 31, 1997 (the "1997 Form 10-K").

         2. Our Current Reports on Form 8-K (File No. 1-804) filed September 10, 1998 and November 6, 1998.

         3. Our Quarterly Reports on Form 10-Q (File No. 1-804) for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

         4. Our Proxy Statement on Schedule 14A (File No. 1-804) filed March 30, 1998.

         All documents filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act subsequent to the date of this prospectus and before the termination of this offering shall be deemed to be incorporated by reference and a part of this prospectus from the date such documents are filed.

         For purposes of this prospectus, any statement in a document incorporated or deemed incorporated by reference is modified or superseded to the extent that a statement in this prospectus, or in any subsequently filed document which is or is deemed to be incorporated by reference, modifies or supersedes it. Any statement so modified or superseded is not, except as so modified or superseded, to constitute a part of this prospectus .

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, on the written or oral request of any such person, a copy of any or all documents referred to above which have been or may be incorporated by reference in this prospectus (not including exhibits to such incorporated information that are not specifically incorporated by reference into such information). Requests for such copies should be directed to us at the following address: Sequa Corporation, 200 Park Avenue, New York, New York 10166, Attention: Treasurer (212) 986-5500.

                                  RISK FACTORS

         Before you invest in the debt securities, you should consider carefully the following factors, in addition to the other information contained in this prospectus.

Leverage

         We now have, and upon the issuance of debt securities will continue to have, a significant amount of indebtedness. The chart below indicates important financial statistics as of September 30, 1998:

         Total consolidated indebtedness.............         $510.7 million

         Total shareholders' equity..................         $632.7 million

         Debt to equity ratio........................         .81x

Our level of indebtedness could have important consequences to you. For example, it could adversely affect our ability to:

          o    generate sufficient cash to service the debt securities;

          o    generate sufficient cash to service our other debt obligations;
               and

          o    obtain additional financing in the future.

In the event that cash on hand or available through existing credit arrangements is not sufficient to fund our expenditures and debt service obligations, including the debt securities, we may need to raise additional funds by:

          o    selling equity securities;

          o    refinancing all or a part of our indebtedness; or

          o    selling some of our assets.

We cannot assure you that any of these alternate sources of funds would be available in amounts sufficient for us to meet our obligations. Moreover, even if we could meet our obligations, our leveraged capital structure could limit our ability to:

          o    finance capital expenditures;

          o    compete effectively;

          o    expand our business; or

          o    operate successfully under adverse economic conditions.

Additional Borrowing Available

The agreements governing the debt securities and our other indebtedness will permit us and our subsidiaries to incur additional indebtedness, including secured indebtedness under certain circumstances. If new indebtedness is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

Certain Restrictions

         Certain agreements governing our indebtedness impose restrictions on our operations and activities. In addition, some agreements require us to comply with certain financial covenants, including the maintenance of certain financial ratios. If we fail to comply with any of such restrictions or covenants, an event of default may arise under the applicable instrument. Such an event of default could permit acceleration of the indebtedness under the applicable instrument. Moreover, this could result in acceleration of indebtedness under other instruments which contain cross-acceleration or cross-default provisions.

Holding Company Structure; Subordination

         We are both an operating and a holding company. Certain of our more significant operations are conducted through our subsidiaries. Our ability to meet our obligations, including with respect to the debt securities, will largely depend upon distributions and/or borrowings from our subsidiaries. The ability of our subsidiaries to pay dividends and make other loans and advances to us depends upon any statutory or contractual restrictions, which may include requirements to maintain minimum levels of working capital and other assets.

         The debt securities will effectively be junior to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following the payment of such liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. As of September 30, 1998, our subsidiaries had $388.7 million of outstanding liabilities (primarily trade payables, accrued expenses and taxes payable). Unless otherwise stated in a prospectus supplement with respect to a series of debt securities, the indenture governing the debt securities will permit our subsidiaries to incur additional indebtedness, including secured indebtedness under certain circumstances.

Competition

         We encounter substantial competition in each of our product areas. We believe that the principal competitive factors in each of our segments are product quality and conformity to customer specifications, design and engineering capabilities, product development, timeliness of delivery and price. Our competitors may develop products that are superior to our products or may adapt more quickly than we do to new technologies or evolving customer requirements. In addition, certain of our competitors have greater financial and other resources than we possess. If we are unable to respond successfully to changing competitive conditions, the demand for our products could be adversely affected.

Industry and Customer Concentration

         Chromalloy Gas Turbine is the largest of our operating units and its sales represent, in the aggregate, approximately 44% of our total revenue. Moreover, approximately 80% of Gas Turbine's sales are to the commercial aviation sector, including sales to original equipment manufacturers (OEMs) and after-market sales. Sales to these customers are affected by their specific business requirements and by conditions in the airline industry generally. If we lose one or more customers in the commercial aviation sector, or if there is a significant reduction in sales to them, our financial condition and results of operations may be materially adversely affected. We cannot assure you that we will be able to retain these customers or that we will continue to sell to them in the future at current levels. In addition, the airline industry as a whole may be affected by regulatory changes and/or economic downturns. We cannot predict when, or if, such events will occur or what impact, if any, they would have on our operations, earnings and revenues or on the operations of our customers.

Environmental Matters

         We are subject to federal, state and local environmental laws and regulations. Such laws relate to, among other things, the discharge of contaminants into water and air and onto land and the disposal of waste.

         We have incurred, and expect to continue to incur, costs arising from compliance with environmental laws and remedial obligations. We believe that the ultimate resolution of known environmental matters, net of liabilities already accrued on our balance sheet, will not have a material adverse effect on our results of operations or financial condition. However, we cannot predict the potential existence of currently unknown environmental issues. Moreover, we cannot predict future changes to environmental laws and regulations or interpretations or enforcement thereof. We cannot assure you that compliance with environmental laws or remedial obligations thereunder will not have a material adverse effect on our results of operations or financial condition in the future.

Significant Stockholder

         Norman E. Alexander, our Chairman of the Board of Directors and Chief Executive Officer, beneficially owns an aggregate of approximately 38% of all classes of our stock. Moreover, he controls approximately 53% of the voting power thereof. Mr. Alexander effectively can direct our policies and the election of directors. In addition, Mr. Alexander can effectively influence any merger or sale of all or substantially all of our assets or the initiation of a "going private" transaction. Mr. Alexander also could effectively prevent or cause a "change of control" of our company. The interests of Mr. Alexander may be different than those of the holders of the debt securities.

Impact of Year 2000 Issue

         The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. If we and/or third parties on which we rely do not successfully update our programs to avoid this issue, we could experience system failures or miscalculations. As a result we could experience disruptions in our ability to engage in normal business activities. The possible consequences could include, among other things:

          o    temporary plant closings

          o    delays in the receipt of key purchased materials and services

          o    customer and vendor relations problems

          o    delays in the delivery of finished products

          o    invoice and collection errors

         The occurrence of any or all of these consequences could have a material adverse impact on our results of operations, financial condition and cash flows.

No Prior Market for Debt Securities

         The debt securities are new securities for which there currently is no market. We cannot assure you as to the development or liquidity of any market for the debt securities.

                                   OUR COMPANY

         We are a diversified industrial corporation that produces a broad range of products through operating units in four industry segments: Aerospace, Machinery and Metal Coatings, Specialty Chemicals, and Other Products.

Aerospace

         The Aerospace segment includes two operating units: Chromalloy Gas Turbine and ARC Propulsion.

         Chromalloy Gas Turbine, the largest of our operating units, repairs and manufactures components for jet aircraft engines. Gas Turbine provides domestic and international airlines with technologically advanced repairs and coatings for turbine airfoils and other critical engine components. The unit also supplies components to the manufacturers of jet engines and serves both the general aviation and military markets.

         ARC Propulsion, a supplier of solid rocket fuel propulsion systems since 1949, is a leading developer and manufacturer of advanced rocket propulsion systems, gas generators and auxiliary rockets. For the military contract market, ARC Propulsion produces propulsion systems for tactical weapons. For space applications, ARC Propulsion produces small liquid fueled rocket engines designed to provide altitude and orbit control for a number of satellite systems worldwide. ARC Propulsion's commercial market presence derives from its pioneering development of hybrid inflator systems for automotive airbags and production of energetic materials for airbag deployment. In early 1998, ARC Propulsion moved to further its role in the automotive market through the purchase of its partner's share of a venture that produces airbag inflators.

Machinery and Metal Coatings

         Our Machinery and Metal Coatings segment is composed of Precoat Metals, Sequa Can Machinery and MEGTEC Systems.

         Precoat Metals, the largest individual unit of the segment, is a leader in the application of protective and decorative coatings to continuous steel and aluminum coil. Precoat Metals' principal market is the building products industry, where coated steel is used for the construction of pre-engineered building systems, and as components in the industrial, commercial, agricultural and residential sectors. Precoat Metals also serves the container industry and has established a presence in other product markets, including heating, ventilating and air conditioning units, truck trailer panels and office equipment.

         Sequa Can Machinery designs and manufactures equipment for the two-piece can industry. At a facility on the East Coast, Sequa Can Machinery manufactures high-speed equipment to coat and decorate two-piece beverage cans, and at its West Coast plant, Sequa Can Machinery produces equipment used to form the cup and body of two-piece metal cans.

         MEGTEC Systems, which was formed in 1997, supplies equipment for the web offset printing industry, including pasters and splicers, web guides, infeeds, chill stands and related equipment for high-speed web presses.

MEGTEC's products also include air flotation dryers for paper and printing uses and emission control systems for industrial applications.

Specialty Chemicals

         The two operations that make up our Specialty Chemicals segment, Warwick International and Sequa Chemicals, serve distinctly different markets with performance-enhancing additives for a broad range of end products.

         Warwick International, the larger of the two businesses in the Specialty Chemicals segment, is a leading producer and supplier of TAED, a bleach activator for powdered laundry detergent products. The unit also markets and distributes diverse chemical products including plastics, resins, paints and cosmetics.

         Sequa Chemicals manufactures high-quality performance-enhancing chemicals for the paper, textile and other industries. Sequa Chemicals produces key synthetic coating additives for coated papers including Reactopaque(R), which increases the opacity of finished paper primarily used by the newsprint industry, supplies the woven and knit fabric market with permanent press resins, softeners, water repellents, soil release agents and other chemicals to improve the look, feel and durability of clothing and other textiles and has developed and patented a unique series of specialty emulsion polymers for a broad range of commercial applications.

Other Products

         The Other Products segment includes three primary businesses: Casco Products, the men's apparel unit and Northern Can Systems. Casco Products, which has been serving the automotive products market since 1921, is the world's leading supplier of automotive cigarette lighters and also offers a growing line of automotive accessories. The men's apparel unit designs and manufactures men's formalwear and accessories marketed under the labels Raffinati, Oscar de la Renta and After Six. Northern Can Systems, which was sold in December 1997, supplied the domestic and international food processing market with easy-open lids for cans.

Available Information

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith we file reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements, and other information filed by us, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain of its Regional Offices at Seven World Trade Center, 13th Floor, New York, N.Y. 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and by accessing the Commission's Web site, http://www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330. Certain of our securities are listed on the New York Stock Exchange (the "NYSE"), and reports, proxy statements and other information concerning us can be inspected at the offices of such Exchange, 20 Broad Street, New York, N.Y. 10005.

         Our principal executive offices are located at 200 Park Avenue, New York, New York 10166 (telephone (212) 986-5500).

                                 USE OF PROCEEDS

         We will combine the net proceeds from the sale of the debt securities (the "Debt Securities") with our general funds to repay indebtedness and for general corporate purposes. We will provide information concerning the use of proceeds from the sale of each series of the Debt Securities in the prospectus supplement relating to such series.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth our ratio of earnings to fixed charges for each year in the five-year period ended December 31 and for the nine month period ended September 30, 1998.

                                                     Year Ended December 31,                Nine Months Ended
                                         1993       1994       1995      1996     1997      September 30, 1998
                                         ----       ----       ----      ----     ----      ------------------
Ratio of Earnings to Fixed Charges:       N/A        N/A       1.5x      1.4x     1.7x             2.1x

         We have computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. Earnings consist of income (loss) before income taxes, extraordinary items and fixed charges and after adjustments for minority interests in the earnings and losses of majority-owned subsidiaries and after adjustments for equity in the earnings and losses of less than fifty percent owned joint ventures. Fixed charges consist of interest expense on all indebtedness, amortization of debt issuance costs, the portion of rental expense representative of interest and preference stock dividend requirements of a majority-owned subsidiary. Our earnings were inadequate to cover fixed charges by $64.8 million in 1993 and $25.5 million in 1994.

                         DESCRIPTION OF DEBT SECURITIES

         We will issue Debt Securities in one or more series under an Indenture (the "Indenture") between our company and Bank of Montreal Trust Company, as Trustee, the form of which we have filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture are not complete and are qualified in their entirety by express reference to the Indenture and the securities resolutions or the indentures supplemental thereto (copies of which have been or will be filed with the Commission). Capitalized terms used in this section without definition have the meanings given such terms in the Indenture.

General

         The Indenture does not limit the amount of Debt Securities that can be issued thereunder and provides that the Debt Securities may be issued from time to time in one or more series pursuant to the terms of one or more securities resolutions or supplemental indentures. As of the date of this prospectus, there were no Debt Securities outstanding under the Indenture. The Debt Securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated debt. The Debt Securities will be senior to all of our existing and future indebtedness which by its terms is made subordinate to the Debt Securities. Although the Indenture provides for the possible issuance of Debt Securities in other forms or currencies, the only Debt Securities covered by this prospectus will be Debt Securities denominated in U.S. dollars in registered form without coupons.

Terms

         We will determine the terms of the Debt Securities at the time or times of sale. We will provide the specific terms of each series in supplements to this prospectus. Reference is made to the prospectus supplement for the following terms, if applicable, of the Debt Securities offered thereby:

o designation, aggregate principal amount, currency or composite currency and denominations

o price and, if an index formula or other method is used, the method for determining amounts of principal or interest

o    maturity date and other dates, if any, on which principal will be payable

o    interest rate (which may be fixed or variable), if any

o date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest

o    manner of paying principal and interest

o    place or places where principal and interest will be payable

o terms of any mandatory or optional redemption by us including any sinking fund

o    terms of any conversion or exchange right

o    tax indemnity provisions

o    terms of any redemption at the option of Holders

o if the Debt Securities provide that payments of principal or interest may be made in a currency other than that in which Debt Securities are denominated, the manner for determining such payments

o portion of principal payable upon acceleration of a Discounted Security (as defined below)

o    whether and upon what terms Debt Securities may be defeased

o    whether the covenant referred to below under "Certain
     Covenants--Limitations on Liens" applies, and any events of default or restrictive covenants in addition to or in lieu of those set forth in the Indenture

o provisions for electronic issuance of Debt Securities or for Debt Securities in uncertificated form

o any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Debt Securities. (Section 2.01)

         We may issue Debt Securities of any series as registered Debt Securities, bearer Debt Securities or uncertificated Debt Securities, and in such denominations as specified in the terms of the series. (Section 2.01)

         In connection with its original issuance, no bearer Debt Security will be offered, sold or delivered to any location in the United States, and a bearer Debt Security in definitive form may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by us to comply with United States laws and regulations. (Section 2.04)

         Registration of transfer of registered Debt Securities may be requested upon surrender thereof at any agency of ours maintained for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

         Under the Indenture we may issue Debt Securities as Discounted Debt Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the prospectus supplement relating to such Discounted Debt Securities. "Discounted Debt Security" means a Debt Security where the amount of principal due upon acceleration is less than the stated principal amount. (Section 2.10)

Certain Covenants

         The Debt Securities will not be secured by any properties or assets and will represent senior unsecured debt of our company.

         As discussed below, the Indenture includes certain limitations on our ability to create liens which will apply only if the securities resolution establishing the terms of a series of Debt Securities so provides (in which event the prospectus supplement will so state). If applicable, the limitations are subject to a number of qualifications and exceptions. The Indenture does not limit our ability to enter into sale and leaseback transactions. In addition, the Indenture does not limit the ability of our subsidiaries to issue debt, and the Debt Securities will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries.

         Unless otherwise indicated in a prospectus supplement, such covenants, if applicable, do not afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the Debt Securities.

Limitation on Liens

         If the securities resolution establishing the terms of a series so provides (in which event the prospectus supplement will so state), the following provisions of the Indenture will apply for as long as there are outstanding any Debt Securities of any series to which this limitation applies.

         We will not create or suffer to be created or to exist any Lien on any of our properties or assets, owned as of the date such series is issued or hereafter acquired, to secure any indebtedness unless the Debt Securities of such series are equally and ratably secured with any and all such indebtedness and with any other indebtedness similarly entitled to be equally and ratably secured. "Lien" includes any mortgage, pledge, security interest or other lien. This restriction is subject to termination upon defeasance as referred to below.

This restriction does not apply to, or prevent the creation or existence of:

         (1) Liens on property existing at the time of the acquisition or construction of such property (or created within two years after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise, or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any such Liens to repairs, renewals, replacements, substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto;

         (2) a Lien securing any bank indebtedness now or hereafter incurred or assumed by us;

         (3) any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of Liens permitted by the foregoing clauses (1) and (2);

         (4) the pledge of any bonds or other securities at any time issued under any of the Liens permitted by clause (1), (2) or (3) above; or

         (5) Permitted Encumbrances.  (Section 4.07)

"Permitted Encumbrances" includes, among other items:

         (1) the pledge or assignment in the ordinary course of business of accounts receivable or customers' installment paper;

         (2) Liens affixing to our property at the time a person consolidates with or merges into, or transfers all or substantially all of its assets to, us, provided that in the opinion of our Board of Directors or our management (evidenced by a certified Board resolution or an Officers' Certificate delivered to the Trustee) the property acquired pursuant to the consolidation, merger or asset transfer is adequate security for such Lien;

         (3) Liens or encumbrances not otherwise permitted if, at the time of incurrence thereof and after giving effect thereto, the aggregate of all of our obligations secured thereby does not exceed 10% of Tangible Net Worth (as defined below);

         (4) Liens on securities held by us; and

         (5) Liens or encumbrances affixing to the property of a Subsidiary.

"Tangible Net Worth" means:

         (1) common stockholders' equity appearing on our most recent balance sheet (or our consolidated balance sheet including our Subsidiaries if we then have one or more consolidated Subsidiaries) prepared in accordance with generally accepted accounting principles, less

         (2) intangible assets (excluding intangible assets recoverable through rates as prescribed by applicable regulatory authorities).

"Subsidiary" of any person means:

         (1) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other Subsidiaries of such person or by such person and one or more Subsidiaries thereof; or

         (2) any other person (other than a corporation) in which such person, or one or more Subsidiaries of such person or such person and one or more Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policy, management and affairs thereof. (Section 4.06)

         Further, this restriction will not apply to or prevent the creation or existence of leases made, or existing on property acquired, in the ordinary course of business. (Section 4.07)

Other Covenants

         Any other restrictive covenants which may apply to a particular series of Debt Securities will be described in the prospectus supplement relating thereto.

Successor Obligor

         Unless otherwise specified in the securities resolution establishing a series of Debt Securities, we shall not consolidate with or merge into, or transfer all or substantially all of our assets to, any person in any transaction in which we are not the survivor, unless:

         (1) the person is organized under the laws of the United States or a State thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a State thereof;

         (2) the person assumes by supplemental indenture all of our obligations under the Indenture, the Debt Securities and any coupons; and

         (3) immediately after the transaction no Default (as defined) exists. The successor shall be substituted for us, and thereafter all of our obligations under the Indenture, the Debt Securities and any coupons shall terminate. (Section 5.01)

Exchange of Debt Securities

         Registered Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Debt Securities at an agency of ours maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.07)

Default and Remedies

         Unless the securities resolution establishing the series otherwise provides (in which event the prospectus supplement will so state), an "Event of Default" with respect to a series of Debt Securities will occur if:

         (1) we default in any payment of interest on any Debt Securities of such series when the same becomes due and payable and the Default continues for a period of 60 days;

         (2) we default in the payment of the principal and premium, if any, of any Debt Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise and such default shall continue for five or more days;

         (3) we default in the payment or satisfaction of any sinking fund obligation with respect to any Debt Securities of a series as required by the securities resolution establishing such series and the Default continues for a period of 60 days;

         (4) we default in the performance of any of its other agreements applicable to the series and the Default continues for 90 days after the notice specified below;

         (5) pursuant to or within the meaning of any Bankruptcy Law:

                  (a) we commence a voluntary case,

                  (b) we consent to the entry of an order for relief against us in an involuntary case,

                  (c) we consent to the appointment of a Custodian for us or for all or substantially all of our property, or

                  (d) we make a general assignment for the benefit of our creditors;

         (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                  (a) is for relief against us in an involuntary case,

                  (b) appoints a Custodian for us or for all or substantially all of our property, or

                  (c) orders that we be liquidated, and the order or decree remains unstayed and in effect for 60 days; or

         (7) there occurs any other Event of Default provided for in such series. (Section 6.01)

         The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

         "Default" means any event which is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (4) above is not an Event of Default until the Trustee or the Holders of at least 33-1/3% in principal amount of the series notify us of the Default and we do not cure the Default within the time specified after receipt of the notice. (Section 6.01) The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debt Securities of the series. (Section 7.01) Subject to certain limitations, Holders of a majority in principal amount of the Debt Securities of the series may direct the Trustee in its exercise of any trust or power with respect to such series. (Section 6.05) Except in the case of Default in payment on a series, the Trustee may withhold from Securityholders of such series notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest (Section 7.04) We are required to furnish the Trustee annually a brief certificate as to our compliance with all conditions and covenants under the Indenture. (Section 4.04)

         The failure to redeem any Debt Securities subject to a Conditional Redemption (as defined) is not an Event of Default if any event on which such redemption is so conditioned does not occur and is not waived before the scheduled redemption date. (Section 6.01)

         The Indenture does not have a cross-default provision. Thus, a default by us on any other debt, including any other series of Debt Securities, would not constitute an Event of Default.

Amendments and Waivers

         The Indenture and the Debt Securities or any coupons of the series may be amended, and any default may be waived as follows: Unless the securities resolution otherwise provides (in which event the prospectus supplement will so state), the Debt Securities and the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Debt Securities of all series affected voting as one class. (Section 9.02)

Unless the securities resolution otherwise provides (in which event the prospectus supplement will so state), a Default on a particular series may be waived with the consent of the Holders of a majority in principal amount of the Debt Securities of the series. (Section 6.04)

However, without the consent of each Holder affected, no amendment or waiver may:

         (1) reduce the amount of Debt Securities whose Holders must consent to an amendment or waiver;

         (2) reduce the interest on or change the time for payment of interest on any Debt Security;

         (3) change the fixed maturity of any Debt Security;

         (4) reduce the principal of any non-Discounted Debt Security or reduce the amount of the principal of any Discounted Debt Security that would be due on acceleration thereof;

         (5) change the currency in which the principal or interest on a Debt Security is payable;

         (6) make any change that materially adversely affects the right to convert any Debt Security; or

         (7) waive any Default in payment of interest on or principal of a Debt Security. (Sections 6.04 and 9.02)

Without the consent of any Holder, the Indenture or the Debt Securities may be amended:

         (1) to cure any ambiguity, omission, defect or inconsistency;

         (2) to provide for assumption of Company obligations to Holders in the event of a merger or consolidation requiring such assumption;

         (3) to provide that specific provisions of the Indenture shall not apply to a series of Debt Securities not previously issued;

         (4) to create a series and establish its terms;

         (5) to provide for a separate trustee for one or more series; or

         (6) to make any change that does not materially adversely affect the rights of any Holder. (Section 9.01)

Legal Defeasance and Covenant Defeasance

         Debt Securities of a series may be defeased in accordance with their terms and, unless the securities resolution establishing the terms of the series otherwise provides, as set forth below. We at any time may terminate as to a series all of our obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Debt Security, to replace destroyed, lost or stolen Debt Securities and coupons and to maintain paying agencies in respect of the Debt Securities) with respect to the Debt Securities of the series and any related coupons and the Indenture ("legal defeasance"). We at any time may terminate as to a series its obligations with respect to the Debt Securities and coupons of the series under the covenant described under "Certain Covenants--Limitations on Liens" and any other restrictive covenants which may be applicable to a particular series ("covenant defeasance").

         We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, a series may not be accelerated because of an

Event of Default. If we exercise our covenant defeasance option, a series may not be accelerated by reference to the covenant described under "Certain Covenants--Limitations on Liens" or any other restrictive covenants which may be applicable to a particular series. (Section 8.01)

To exercise either defeasance option as to a series, we must:

         (1) irrevocably deposit in trust (the "defeasance trust") with the Trustee or another trustee money or U.S. Government Obligations, deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations, without reinvestment, plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal and interest when due on all Debt Securities of such series to maturity or redemption, as the case may be, and

         (2) comply with certain other conditions.

         In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for Federal income tax purposes. "U.S. Government Obligations" means direct obligations of the United States or an instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations. (Section 8.02)

Regarding the Trustee

         Bank of Montreal Trust Company will act as Trustee for Debt Securities issued under the Indenture and, unless otherwise indicated in a prospectus supplement, the Trustee will also act as Registrar and Paying Agent with respect to the Debt Securities. (Section 2.03) The Trustee is a member of the syndicate of lenders with respect to our credit facility.

                                   BOOK-ENTRY

         DTC will act as securities depository for the Debt Securities. The Debt Securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global certificates will be issued for the Debt Securities representing the aggregate principal amount of the Debt Securities and will be deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act, as amended, DTC holds securities that its participants (the "Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

         Purchases of the Debt Securities within the DTC system must be made by or through Direct Participants which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security (a "Beneficial Owner") will in turn be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interest in the Debt Securities will be effected by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interest in Debt Securities except in the event that use of the book-entry system for the Debt Securities is discontinued.

         The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debt Securities arecredited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other direct communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices shall be sent to Cede & Co. If less than all of the Debt Securities of an issue are being redeemed, DTC's practice will determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

         Neither DTC nor Cede & Co. will consent or vote with respect to the Debt Securities. Under its usual procedures, DTC mails an omnibus proxy (an "Omnibus Proxy") to the Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

         Principal, premium, if any, and interest on the Debt Securities will be paid to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participant and not of DTC, the underwriters, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of us or the Trustee. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

         DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to us. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the Debt Securities are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or any successor securities depository). In that event, certificates for the Debt Securities will be printed and delivered.

         We will not have any responsibility or obligation to Participants or to the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominees or any Direct or Indirect Participant with respect to any ownership interest in the Debt Securities, or with respect to payments or providing of notice to the Direct Participants, the Indirect Participants or the Beneficial Owners.

         So long as Cede & Co. is the registered owner of the Debt Securities, as nominee of DTC, references herein to holders of the Debt Securities shall mean Cede & Co. or DTC and shall not mean the Beneficial Owners of the Debt Securities.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC.

                              PLAN OF DISTRIBUTION

         The Company may sell Debt Securities through underwriters or dealers, directly to one or more purchasers or through agents.

         The applicable prospectus supplement will set forth the terms of the offering of any Debt Securities, including:

o    the names of any underwriters or agents

o    the proceeds to the Company from such sale

o    any other items constituting underwriters' compensation

o    any discounts or concessions allowed or reallowed or paid to dealers

o    the purchase price of such Debt Securities

o    any underwriting discounts

o    any initial public offering price

o    any securities exchanges on which such Debt Securities may be listed

         If underwriters are used in the sale, Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Debt Securities if any of such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only underwriters named in a prospectus supplement are deemed to be underwriters in connection with the Debt Securities offered thereby.

         We may sell Debt Securities directly or through agents designated by us from time to time. Any agent involved in the offer or sale of Debt Securities will be named, and any commissions payable by us to such agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment.

         If so indicated in a prospectus supplement with respect to Debt Securities, we will authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase such Debt Securities from us at the public offering price set forth in the prospectus supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in the prospectus supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of the Debt Securities sold pursuant to the Contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The Contracts will not be subject to any conditions except:

         (1) the purchase by an institution of the Debt Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and

         (2) if the Debt Securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the Debt Securities less the principal amount thereof covered by the Contracts.

         The underwriters will not have any responsibility in respect of the validity or performance of the Contracts.

         If dealers are utilized in the sale of any Debt Securities, we will sell such Debt Securities to the dealers, as principal. Any dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to such Debt Securities being offered thereby.

         It has not been determined whether any series of Debt Securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any series of Debt Securities. We cannot predict the level of trading activity in, or the liquidity of, any series of Debt Securities.

         Any underwriters, dealers or agents participating in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them on the sale or resale of Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engaged in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the issuance of the Debt Securities will be passed upon for us by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York.

                                     EXPERTS

         Our financial statements incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

=================================================     =======================================

No person is authorized to give any information
or to make any representations other than those
contained in this prospectus, including any
prospectus supplement in connection with the
offer of the Debt Securities, and, if given or
made, such information or representations must                      Sequa Corporation
not be relied upon as having been authorized.
This prospectus does not constitute an offer to
sell or a solicitation of an offer to buy such
securities in any circumstance in which such offer
or solicitation is unlawful. Neither the delivery of
this prospectus nor any sale made hereunder
shall, under any circumstances, create any
implication that there has been no change in our
affairs since the date hereof or that the
information contained or incorporated by                                  ------
reference herein is correct as of any time                              PROSPECTUS
subsequent to the date of this prospectus.                                ------

                              --------------------

                   TABLE OF CONTENTS
                                                 Page
Incorporation of Certain Documents
  by Reference..............................      1                    Debt Securities
Risk Factors................................      2
Our Company.................................      5
Use of Proceeds.............................      7
Ratio of Earnings to Fixed Charges..........      7
Description of Debt Securities..............      7
Book-Entry..................................     14
Plan of Distribution........................     16                            , 1998
Legal Matters...............................     17
Experts.....................................     17

=================================================     =======================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

An estimate of expenses, other than underwriting discount, follows:

        Securities and Exchange Commission registration fee......      $139,000
        Trustee's fees and expenses..............................        10,000
        Printing.................................................        40,000
        Legal fees and expenses .................................        45,000
        Accountants' fees and expenses...........................        50,000
        Rating agencies fees.....................................       325,000
        Miscellaneous expenses...................................        12,500
                                                                      ---------

                           Total ................................      $621,500*
                                                                      =========
----------

* All expenses, except the Securities and Exchange Commission registration fee, are estimated.

Item 15.  Indemnification of Directors and Officers.

         Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(iv) for any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation contains provision permitted by Section 102(b)(7) of the DGCL.

         Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjusted to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

         The Company's Restated Certificate of Incorporation and By-laws provide for the indemnification of directors and officers of the Company to the fullest extent permitted by the DGCL.

         The Company provides liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company.

         The Standard Purchase Agreement filed as Exhibit 1 to the Registration Statement includes provisions requiring underwriters to indemnify the Company as well as its directors and officers who signed this Registration Statement, as well as its controlling persons, against certain civil liabilities, including liabilities under the Securities Act of 1933, in certain circumstances.

Item 16.  Exhibits.

         The Exhibits to this Registration Statement are listed in the Exhibit Index on Pages E-1 and E-2 of this Registration Statement, which Index is incorporated herein by reference.

Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                             (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                            (ii) To reflect in the prospectus any facts or
                  events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Sequa Corporation, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of New York, New York on the 17th day of December, 1998.

                                       SEQUA CORPORATION

                                           (Registrant)

                                       By:  /s/  Norman E. Alexander
                                            ------------------------------------
                                            Norman E. Alexander
                                            Chairman of the Board and Chief
                                             Executive Officer

         Each person whose signature appears below appoints Norman E. Alexander, John J. Quicke and Stuart Z. Krinsly, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3 and this Amendment No. 1 thereto and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature                           Title                                             Date
---------                           -----                                             ----
                                    Chairman of the Board and Chief
/s/  Norman E. Alexander            Executive Officer                                 December 17, 1998
------------------------------
Norman E. Alexander

                                    President, Chief Operating
/s/  John J. Quicke*                Officer and Director                              December 17, 1998
------------------------------
John J. Quicke

                                    Senior Executive Vice
/s/  Stuart Z. Krinsly*             President, General Counsel and                    December 17, 1998
------------------------------
Stuart Z. Krinsly                   Director

                                    Executive Vice President and
/s/  Gerald S. Gutterman            Chief Financial Officer                           December 17, 1998
------------------------------
Gerald S. Gutterman

Signature                           Title                                             Date
---------                           -----                                             ----
                                    Vice President and Controller
/s/  William P. Ksiazek             (Chief Accounting Officer)                        December 17, 1998
------------------------------
William P. Ksiazek

/s/  Leon D. Black*                 Director                                          December 17, 1998
------------------------------
Leon D. Black

/s/  Alvin Dworman*                 Director                                          December 17, 1998
Alvin Dworman

/s/  David S. Gottesman*            Director                                          December 17, 1998
------------------------------
David S. Gottesman

/s/  Donald D. Kummerfeld*          Director                                          December 17, 1998
------------------------------
Donald D. Kummerfeld

/s/  Richard S. LeFrak*             Director                                          December 17, 1998
------------------------------
Richard S. LeFrak

/s/  Michael I. Sovern*             Director                                          December 17, 1998
------------------------------
Michael I. Sovern

/s/  Fred R. Sullivan*              Director                                          December 17, 1998
------------------------------
Fred R. Sullivan

/s/  Gerald Tsai, Jr.*              Director                                          December 17, 1998
------------------------------
Gerald Tsai, Jr.

*By:

/s/  Norman E. Alexander                                                              December 17, 1998
------------------------------
Norman E. Alexander

               Attorney-in-Fact

                                INDEX TO EXHIBITS

Exhibit

Number                                                        Exhibit

1        --  Standard Purchase Agreement*
4(a)     --  Form of Indenture for Debt Securities*
4(b)     --  Form of Securities Resolution*
5        --  Opinion of Cahill Gordon & Reindel*
12       --  Computation of Ratio of Earnings to Fixed Charges
23(a)    --  Consent of Cahill Gordon & Reindel (contained in Exhibit 5)*
23(b)    --  Consent of Arthur Andersen LLP
24       --  Power of Attorney (set forth on the signature page of this
             Registration Statement)
25       --  Statement of Eligibility of Trustee regarding Form of Indenture of
             Debt Securities*
--
*    Previously filed.